EXHIBIT 3.2

CERTIFICATE OF CORRECTION

of

ICONIC BRANDS, INC.

The undersigned hereby certifies:

1.	The name of the entity for which the correction is being made:

Iconic Brands, Inc.

2.	Description of the original document for which correction is being made:

Certificate of Amendment (Document No. 20180482046-35)

3.	Filing date of the original document for which correction is being made:

11/02/2018

4.	Description of the inaccuracy or defect:

The incorrect effective dates were given for the reverse stock split and reduction of authorized stock. The dates in the Certificate of Amendment were both November 7, 2018, but the reverse stock split and decrease of authorized stock both took effect on January 18, 2019.

5.	Correction of the inaccuracy or defect:

The date in the first sentence in the first paragraph under Section 1, entitled “Capital Stock,” of the amended Articles is corrected to provide the correct effective date of the new number of authorized shares. This sentence is corrected and restated to read as follows:

“Effective on the open of business on January 18, 2019, the aggregate number of shares that the Corporation has the authority to issue is three hundred million (300,000,000) of which two hundred million (200,000,000) shares are authorized for common stock, par value $0.001 per share, and one hundred million (100,000,000) shares are authorized for preferred stock, par value $0.001 per share.”

The date in the first sentence in the second paragraph under Section 1, entitled “Capital Stock,” of the amended Articles is corrected to provide the correct effective date of the reverse split. This sentence is corrected and restated to read as follows:

“Effective on the open of business on January 18, 2019, the issued and outstanding shares of common stock of the Corporation shall be subject to a 1-for-250 reverse stock split.”

Other than the changes of the dates above, the Certificate of Amendment remains unchanged.

6.	Signature:

/s/ Richard J. DeCicco	President	03/01/2019
Authorized Signature	Title	Date